Junket Promoters Agreement

Signed by following parties:

1.	Galaxy Casino, S.A, its office address is located at 17/F, Starworld Hotel Avenida da Amizade, Macau with business registration number 15066(SO) in the Macau Business Registration Office (Hereinafter as “Party A”)

2.	The Individual or Company referred as Party B in appendix 1 of this agreement (Hereinafter as “Party B”)

Whereas:

1.	Party A is the Company for the Concessionaire for Operation of Games of Fortune or Chance or Other Casino Games under the deed “Concessionary Contract for the operation of Games of Fortune or Chance or Other Casino Games” dated 26 June 2002, between Party A and the Government of Macau Special Administrative Region (Hereinafter as “Macau Government”) (Hereinafter as “Initial Contract”).

2.	By deed dated 19 December 2002, a supplementary concessionary contract for the operation of Games of Fortune or Chance or Other Casino Games was made between Party A and the Macau government (Hereinafter as “Supplementary Contract”).

3.	The Initial Contract and the Supplementary Contract collectively shall be known as “Concessionaire Contract” within this agreement.

4.	Party B is a Junket Promoter which has obtained a Junket Promoter License which number is referred in Appendix 1 issued to Party B by the Gaming Inspection and Coordination Bureau (Hereinafter known as “DICJ”) according to the Administrative Regulation no. 6/2002 .

5.	Party B has signed and submitted an application to Party A (Hereinafter as “Application”) for Fortune Gaming Junket Promotion Activities (Hereinafter as “Gaming Junket Promotion Activities”) in the casino of Party A. Party A approved Party B’s Application. Both parties agreed that the descriptions in the Application are considered as part of the conditions of the Gaming Junket Promotion Activities to be carried by Party B.

6.	Both signing parties have reach mutual understandings and formulated this agreement for mutual execution.

Content of this Agreement

Articles 1	Junket Promoters Activities for Games of Fortune

1.	According to each term in this agreement:
i)	Party A agreed Party B carry out Gaming Junket Promotion Activities in casinos operated or designated gaming areas (Hereinafter as “Casino” ) operated by Party A.

ii)	Party B agreed to provide Gaming Junket Promotion Services for Party A.

2.	Gaming Junkets Promotions Activities refer to the service of providing transportation and accommodation, food and drinks, entertainments and other convenient etc. in the hotel within the casino premises to the customers by Party B and at the expenses of Party B during the validity period of its Gaming Promoter’s License to promote the customers to undergo casino lucky gaming or other kind of gaming activities in return for commission or other rewards paid by Party A as compensation to Party B

3.	In order for Party B to carry out Gaming Junket Promotion Activities, Party A approved Party B and its gaming customers to use dedicated VIP rooms listed in Attachment II (Hereinafter refer as “Dedicated VIP Rooms”) and gambling tables (Hereinafter as “Dedicated Gaming Tables”) Except for individuals denied entrance to casinos by law or informed by Party A, the customers of Party B also may not be guarantee to be able to bet in other VIP rooms of Party A

Articles 2	The Responsibilities
1.	The responsibilities for Party A includes managing and controlling operation of the Dedicated VIP rooms and also has authority to provide different format of betting and number of betting tables operating. Party A will review and decide the number of gaming tables in the Dedicated VIP Rooms, operational model and regulations of the Designated VIP Rooms, and / or the formulation of calculation of revenue sharing according to market situation and business turnover in the Designated VIP rooms. At those particular moments of market change or issuing guideline, promulgating the law and regulation, executing new regulation or other measures for gambling activities from Macau government, Party A is able to decide the amendment of each term in this agreement separately including but not limit to the increase or reduction of the number of betting tables in the Designated VIP Rooms, areas of Designated VIP Rooms, adjust division model into computing and so on.

2.	The responsibilities for Party B include touting for and arranging customers to proceed to gambling in the Designated VIP Rooms. Moreover, Party B is responsible for providing transportation, accommodation, entertainment, food and beverage and so on to the customers.

Articles 3	Designated Venue and Gaming Tables
1.	Party B can choose the name of the Designated VIP Rooms from the instituted list provided by Party A. The Name can be used only after being agreed by Party A and upon approval of the application by DICJ,

2.	The Designated Gaming Tables are only for baccarat or other gaming purpose approved by Party A.

3.	i) Within the Dedicated VIP Rooms, Party B can use its designated cage, administrative office, staff restroom (share with other people) and client lounge / dining area. Party B will also be alloted a certain number of parking spaces.

ii) All partitions, decoration, installations mentioned, and where any alteration, maintenance or fixing, renewal shall be decided by Party A. Any renovation needs for cage and administrative office shall be borne by Party B. Other renovation needs can be carried out after the approval of Party A and according to the prior instruction of Party A.

iii) The decoration for the commencement of business of the Designated VIP Rooms will be provided by Party A and will be passed to Party B at the existing condition. Party A shall be responsible for the future changes, decoration and maintenance fee.

iv) Party A shall be responsible for the basic decoration of ceiling, floor and wall of the account room and office. All other items including decoration, partition and facilities (including furniture, CCTV, and other facilities) and any subsequent changes, maintenance and redecoration shall be the responsibility of Party B.

V) To avoid any argument, although the related charges are borne by Party B, all the facilities in the Designated VIP Rooms including the above mentioned decoration, partition and facilities are the assets of Party A and Party B shall not be allowed to appeal for the ownership for these assets. Party B shall return to Party A, without any additional burden, the Reserved VIP Rooms at the end of contract.

4.	i) Party A will provide, by means of centralization, to provide the facilities of dining for the staff and customer’s rest room and dinning room. Party B allows Party A to deduct such amount monthly from the benefit according to Article 6. For the facilities of account room and office, if Party A provide the facilities and Party B accepted to use, Party B will Party A according to the above arrangement.

ii) The fee of water, air-condition and rental are to be borne by Party A.

5.	If Party A provide the management services for the Reserved VIP Rooms and car park assigned to Party B, if any, Party B shall pay Party A the central management fee monthly. Party B agreed that the management fee can be adjusted by Party A according to the market and the operation conditions of Party B. The revised management fee can be collected according to the agreement when the notice is passed from Party A to Party B.

Articles 4	Basic Operation Condition and Regulations
1.	All the customer of Party B will be given a dedicated casino chips (Hereinafter refer as “Cash Chips”). which can be used in any gambling table. For the gaming promotion business provided by Party B, Party A will provide another set of special casino chips (Hereinafter refer as “Dead Chips”) for the customer of Party B. Dead Chips cannot be exchanged for cash, cheque or Cash Chips. The customer of Party B can use the Dead Chips and Cash Chips on the designated gambling tables. But Dead Chips can only be used at the Designated Betting Tables of Party A. Both Cash Chips and Dead Chips are calculated base on HKD.

2.	Cash Chips must be bought by equal amount of HKD. Dead Chips can be bought by equal amount of HKD or Cash Chips. Party A will not accept any cashier’s order or check that has not been negotiated.

3.	Party B shall be responsible for the credit facilities of the designated VIP room or its gaming customers or its collaborators and shall assure that these credit facilities is with compliance with the relevant laws and regulations and also to shoulder the bad debt of those customers and collaborators.

4.	Party B can make application to Party for adjustment of the upper and lower betting limit of the dedicated betting tables but could exercise only after the consideration and approval of Party A.

5.	Customers of Party B when betting on the dedicated gaming tables, may use Dead Chips and Cash Chips, should the result of the betting is the customer wins, Party A will pay to the customer in Cash Chips the amount which the customer wins in that betting (but excluding the original Dead Chips which the customer bets). When the customer finished playing and requested to exchange the Gaming Chips to cash, Party A will redeem the customer with cash or check according to the balance Cash Chips of the customer.

6.	Party B will endeavor to make more effort to promote the gambling business and the Dedicated VIP Room to a leading position in Macau’s gambling business, and also promised to purchase a certain number of Dead Chips (i.e. Rolling Amount). Party A can, according to the market situation, set and adjust the minimum Dead Chips per month (Hereinafter as “Minimum Rolling Amount”) to be purchased by Party B, and to set a handling procedure for not meeting the target.

7.	At any time, Party B must maintain a designated amount of Dead Chips requested by Party A in the cage of the Dedicated VIP Rooms as basic operation dead chips. Should the amount of these Dead Chips is last Party A’s designated amount, Party B shall refill the difference within 2 working days after 6:00 am of that day.

8.	Party A has the right to check and monitor the gambling business run by Party B, especially whether Party B has complied with the law, rule and the terms and conditions of this agreement. Because of this, the senior staffs or the assigned staff or representative of Party A can access at any time to any place of the Dedicated VIP Rooms including cage, office and rest room of staff to check the relevant documents, records and monitor the gaming promotion business of Party B. Party B shall provide any documentations relation to Party B and its gaming promotion business at the request of Party A for investigation.

9.	The rules and regulations for the whole casino (including the Dedicated VIP Rooms) are set up, amended and operated by Party A. Party B, its staffs, collaborators and customers must strictly follow this kind of regulations and operations.

10.	Party A may sets up the safety, conduct and security regulations, and set up and amend form time to time, guidelines, requirements, rules and/or policies for gaming promotion business for the entire casino (including the Dedicated VIP Rooms) . Party B and its staffs, collaborators and customers must strictly follow.

11.	All the items that need Party A’s decision, or rules set up by Party A, or addendum of agreement terms and conditions, those changes will be effective upon written notice from time to time by Party A to Party B.

Articles 5	Minimum Rolling Chips

During the validity of this agreement, Party B promised that the rolling chips amount for every month shall not be less than the minimum rolling chips amount stated in that application or the minimum rolling chips amount agreed after discussion between Party A and Party B and with written confirmation by Party A.

Articles 6	Compensation and Offset
1.	As a compensation of Party B for providing Gaming Promotion activities for Party A and agreeing to comply with the terms and conditions of this agreement, Party A agree to pay Party B a monthly reward, bonus or subsidy (if any) (Hereinafter as “Designated Reward”) according to calculation base a designated method in Attachment 1. The method of the calculation of the Designated Reward is fully described in Attachment 1. The terms and conditions for food incentives, rooms and ferry incentives (if any) mentioned in Attachment 1 is decided by Party A and will be amended if necessary. Should Party B wants to choose another method of calculation which Party A offers to its Junket Promoters, Party B should apply to Party A in advance and have Party A’s approval. Should Party A submit an application to Party A 15 days before the end of the month of any month, after Party A approved, the change can be effective on the first day of the coming month.

2.	Excluding the Designated Reward, Party B has no right to request from Party A for compensation of any loss or cost incurred during the operation of Junket Promoters Activities. Party B should be fully responsible for these costs.

3.	For the Designated Reward which Party B gets each month, Party A will first deduct the tax amount required by laws from the bonus and commission and pay punctually according to the advice of the Macau Government

4.	Party B agreed that Party A can deduct or offset all and any amount that Party B owed or should pay to Party A from the designated compensation that Party A should paid to Party B. including any amount caused by Party B for not executing or violating any obligation of this agreement. Moreover, Party B agreed Party A to deduct or offset all and any amount which Party B owed Party A under any agreement between Party A and Party and under this agreement.

5.	Party A agreed to pay Party B the Designated Compensation of that month after deduction of all amount that should be deducted within 5 working days after the cut off date each month.

6.	Under any circumstances, Party B is prohibited to request the Designated Compensation to exceed the cap as regulated by law (should that cap is applicable to this agreement).

Articles 7	Business Promotion
1.	Party A and Party B must jointly plan the business promotion activities of the Designated VIP Rooms; all the charges incurred are to be paid by Party B.

2.	All arrangement of promotional activities and contents of promotion materials must be prior studied and approved by Party A before announcing to the public.

Articles 8	Collaborator
1.	For dealing with the gaming promotion business, Party B can be allocated with freely chosen collaborators. The collaborators chosen from time to time by Party B must be prior approved by Party A. Should the collaborator is a company, Party B should submit to Party A simultaneously together with the application of approval of choice of collaborators, the relevant documents and information of the collaborator company as requested by Party A. The candidates of collaborators, numbers, qualifications and changes must be approved by DICJ. DICJ has also the right to cancel the qualification the collaborator at any time and Party may not employ any person whose collaborator qualification has been disqualified by DICJ.

2.	Party B must comply with the administrative regulation no. 6/2002 especially according to the requirement of article 17 to allocate the collaborator and strictly comply to the other articles as stated in the executive rule.

3.	Party B shall be responsible for the payment of commission, other compensation and relevant tax which the collaborator deserves.

4.	Party B bear jointly responsibilities for the collaborators’ behavior and activities in the casino and bear jointly responsibilities for the compliance of laws and regulations which is applicable to its collaborators.

Articles 9	Staffs
1.	For dealing with the gambling promotion business, Party B should allocated enough and qualified staffs with relevant experience. The staffs chosen from time to time must have the prior approval of Party A.

2.	Party B may not employ any person who has been rejected by DICJ, prohibited to enter or prohibited employment within casino or having criminal record for improper behavior.

3.	Party B should submit within the timeframe stated in administrative regulation no. 6/2002, the list of key staffs proposed and the information disclosure and declaration in compliance of that administrative regulation

4.	The staff of Party B needs to wear uniform when performing duties in the casino. The style of the uniform should in accordance with the requirements and standards of Party A, and to be approved by Party A before usage. Party A has the right to request Party B to change the style of the uniform of the staffs.

5.	Party B is responsible the salary and benefits of all of the staffs employed in the Dedicated VIP room.

6.	Party B bear jointly responsibilities for its staff’s activities, behavior and compliance of the law within the casino.

Articles 10	Personal Working Permit and Name Card
1.	Party B or (if Party B is a company) its directors, key staff and collaborators and all primary and secondary staffs under the employment of Party B, should wear personal working permit with their photo issued by Party A in the gaming area when performing their duties. If any above mentioned person is replaced or resigned, Party B should immediately return those working permits to Party A for cancellation.

2.	All name cards of individual hired and employed by Party B including collaborators of Party B, may be printed and use only under the approval and consent of Party A. Party A may at anytime request Party B to cease using or amend the name cards of its directors or major staffs.

Articles 11	Gaming Junket Promoters License must be continuously valid
1.	Party B should maintain continuously the validity of the Gaming Junket Promoter License and in accordance to articles 14 of administrative regulation no. 6/2002 renew according to the regulated time and accept the examination of appropriate qualification by DCIJ, pass from time to time the character by Party A and comply with other requirements (if there is ) . Party B shall inform Party A within 5 days after each renewal of its gaming junket promoters license and shall submit to Party A the copy of the license and relevant documents.

2.	If Party B is a company, Party B should strictly comply with the following regulations:

i)	Being a partner of Party B or the directors and shareholders (members of shareholders must be traced to natural person) of Party B must have prior approval from Party A.

ii)	Any change of partners, shareholders or its share structure (shareholders must be traced to natural person), members, organization of board of director and rights of the company, Party B should inform Party A. The changes may be made only with the written consent of Party A and upon approval of DICJ, it can carry out the change.

iii)	Before receiving the written consent of DICJ and Party A, shareholders (members of shareholders must be traced to natural person) directly or indirectly holding shares of Party B company can not and may not use any method to transfer or to set any burden on the fund or assets of Party B company, may not allow any third party individual or company to use any method to acquire these fund and assets, also may not perform or participate and may not allow any action involving the transfer of voting rights or other company rights bind with the Party B shares to any other individuals or company other than the rights owners which has been make known to Party A. No matter what, Party B may not allow any individual or company without approval from Party A to use any method or action to utilize the shares rights or other company rights, or influence the decision of the board of director of Party B company, in order to participate, interfere, obstruct and control the gaming junket promotion under process in the dedicated VIP room and/or to obtain any rights produced from that business.

iv)	Before obtaining the written consent from Party A, Party B may not amend this agreement nor the articles of incorporation.

v)	Upon knowledge of potential company agreement or shareholders agreement, Directors of Party B should inform DICJ and Party A within 15 days in writing the contents of the potential company agreement or shareholders agreement; Furthermore, directors of Party B should enquire shareholder on a regular basis whether those agreements exit or not.

vi)	New directors of Party B and new shareholders and new key staffs holding 5% or more of equity of the company should according to the procedure of Administration Regulation no. 6/2002 undergo appropriate investigation. Only Individual or company who are in accordance with and passed the mentioned investigation required as in Article 11 of this agreement can officially become new shareholders, directors or key staff of Party B.

3.	Before making any of the above changes, amendments or other actions, Party B shall inform Party A in writing, the reason for the changes, amendments or other actions. Upon the written approval of Party A, Party B must obtain approval from DICJ (if necessary). Party B can only make these changes, amendments or other actions only after the approval of DICJ; After that, Party B must submit the documents which can prove the approval of these changes, amendments or other actions to Party A and DICJ within 15 days.

Articles 12	Transferability of this Agreement
1.	Party B may not through or allowed any third party, directly or indirectly, to run and participate the gambling promotion business in the designated VIP Rooms or its parts. Collaborators only assist Party B to drive the gaming promotion business and may not replace Party B to operate the gaming promotion business of the designated VIP room.

2.	Although accepted by law, unless obtaining Party A prior written consent, Party B is prohibited to transfer this agreement or any benefits, rights (Including but not limited to the commission or other compensation which Party B can obtain under this agreement) or responsibilities, using any method or way, with compensation or without compensation to transfer or relocate wholly or partially to a third party.

3.	Upon the approval of the Government, should Party A transfer its agreement status to a third party, then Party B have to accept this transfer, and continue to fulfill all responsibilities of this agreement as if the transferee third party is same as Party A of this agreement. Should required, Party B shall according to the request of the transferee third party change and submit the guarantee mentioned in article fifteen to ensure the transferee third party as the beneficiary of the relevant guarantee

Articles 13	Concentrated Services

Party B (representing its related parties simultaneously) promises to concentrate on promoting and operating the business of the dedicated VIP room. Without the written consent of Party A, except as specially declared to Party A when signing this agreement, the VIP rooms in other casino already operated by Party B and its related parties , Party B (simultaneously representing its related partie) promises not to directly or indirectly set up other VIP rooms in any casino within the Macau Special Administration Region, or to increase the number of gaming tables within the present gaming promotion business operation, and to urge its collaborators to make same commitments.

Article 14	Confidentiality
1.	Except Organization permitted by law or administrative regulation and information which must be announced by legislation, Party B and (if Party B is a company) every shareholder and director, its employees and collaborators and all primary and secondary staff under employment of Party B, have to keep the fact and information retrieved from operating the business strictly confidential. for all above mentioned individuals, have still to honor his confidentiality obligation even upon termination of their post . Party B shall assure this confidentiality obligation fully executed by the above mentioned individuals, and shall be responsible for any harm or loss of Party A caused by violation of this article.
2.	This agreement and any related documents are confidential documents. Party B can only disclose these information to a third party with Party A written consent. Should it has to be disclosed by law, Party B agreed to inform Party A immediately by writing upon understanding of this requirement. Party B shall ensure that this confidentiality regulation shall be fully executed by individuals who know the contents of this agreement and above mentioned documents. Party B shall continue to honor this confidentiality regulation after the termination of this agreement.
3.	Party B promises, without the prior written consent of Party A, will not disclose to any third party at any time, the rolling chips amount, the betting amount of the customers, the profit or loss of the dedicated VIP room and any commercial condition with Party A for the execution of this agreement.

Article 15	Guarantee

1. Party B promises to fulfill all obligations of this agreement and agree should it not be able to fulfill the obligations of this agreement, or if Party B could not fulfill all or part of the obligations of this agreement causing loss to Party A, Party B shall be fully responsible for compensation to Party A’s loss. Party B agrees Party A upon Party B not able to fulfill the obligations of this agreement thus causing loss for Party A, Party A may according to Article 6.4 deduct the loss amount determined by Party A from the designated compensation which Party B could obtain.

2. Should Party B be a company, its every shareholder simultaneously when signing this agreement submit to Party A a guarantee as shown in Attachment 2, guaranteeing Party A to fulfill all obligations of this agreement, and undertake responsibility to compensate the loss of Party A should Party B not fulfill the whole or part of the obligations of this agreement causing loss of Party A.

3. Party A can request Party B to provide a third party guarantee recognized by Party A. That third party shall according to the requirement of Party B to provide a set of guarantee, guaranteeing to compensate the loss of Party A should Party B causes loss of Party A when not fulfilling the whole or part of the obligations of this agreement.

Articles 16	Legal Obligations
1.	Except administrative regulation no. 6/2002 and other obligations requested by other supplementary rules, Party B has to comply and guaranteed that their cooperator and employee must comply with the following responsibilities:
i)	Accept supervising and monitoring by DICJ.

ii)	Strictly follow the laws and administrative regulations of Macau, especially laws and regulations related to gaming junket operators, operation of gaming promotion business, commission cap for junket operators and anti money laundering.

iii)	Accept auditing by DICJ and DFS.

iv)	Strictly follow all the rules, procedure and guideline (including but not limited to internal control codes and anti money laundering codes) set up by the DICJ and the related government authorities with Party A, for casinos, gaming promoters, and gaming promotion business and provide the information and reports according to these rules.

v)	Fulfill all obligations of the agreement that should be undertaken, including btu not limited to obligations undertaken for gaming players.

vi)	Follow the guidelines of Party A that do not affect the individuality of the gaming promoters.

vii)	Fulfill all obligations from other agreements signed with Party A.

viii)	At the time of drafting and signing of this agreement, Party B has to submit to Party A a name list and identification of Party B(if Party B is an individual) or all of Party B’s director or shareholders (if Party B is a company), its collaborators and its employee (including major employee and/or handling major and minor duties’ staff). Party B has to update this information from time to time and at the same time, at a three months interval or at Party A’s request, to submit the most updated (including the administrative regulation 6/2002 mentioned) the annually selected collaborators and major staff’s identities and signed employment agreement with Party B.

ix)	To submit to Party A instantly a copy of the set of documents which was submitted to DICJ.

x)	Strictly follow the regulations, operations, security and other related rules set up by Party A towards the casino, designated VIP rooms and designated gambling tables.

xi)	According to the administrative regulation 6/2002 to apply for the license for junket promoters and to renew the license on time and to maintain the validity of the junket promoters’ license.

Articles 17	Commitments of Party B
i)	To apply all marketing promotion strategies including providing transportation, dinning, accommodation and leisure activities to customers to attract the to the designated VIP Rooms for gambling and to bear all the expenses caused by this marketing activities.

ii)	to provide maintenance routinely and at the request of Party A to all the equipments, facilities in the designated VIP Rooms and to bear all its cost.

iii)	To employ enough and suitable cooperator or staff to promote and operate the junket promotion business.

vi)	When promoting and operating gaming promotion business and all relative activities, comply with the highest professional standard and shall not harm the corporate image of Party, shall not affect the grant of the gaming concessionary to Party A.

v)	Party B has to record accurately the name list and the information of the referred customer and their transaction records and store all information properly. At the request of Party A, or the latest at the end or termination of this agreement owing to other reasons, submit the record completely to Party A. Unless with prior written consent from Party A, Party B may use the above mentioned information or records for any purpose or to disclose to any third party. To ensure complete record and information, Party B agrees to let Party A to contact with the customer directly to obtain the required information and Party B will fully assist Party A’s action if required.

vi)	Will only carry out gaming promotion business in the designated area as indicated by Party A, definitely shall not directly or indirectly persuade customers in the mass gaming areas or gaming regions, or any customers not belonging to Party B or its collaborators to the designated VIP room for gambling. and guarantee the employees and customer of Party B will not cause disturbance at the area of the premises and facilities of Party A so as, effect Party A or the business operation of those facilities.

vii)	Will not assist any party who is prohibited by Party A or DCIJ to enter the casino or other Party A’s casinos.

viii)	To persuade and guarantee Party B and its director, shareholders, collaborators, and all employees (no matter primary or secondary employees).

a.	Accept character checks by Party A from time to time.

b.	Will not perform any action which will violate the spirit of the agreement and all the obligations of Party B of this agreement

c.	To carry duties at the highest professional standard, to do the utmost for the promotion of Party A business

d.	Under any circumstances, will not affect the image of Party A, the grant of the gaming concessionary.

e.	Improper behavior is prohibited under any rules or in any places. Party B is liable for joint responsibility for offence, violations or harm of Pary A image of those individuals, and when receiving Party A’s instruction, immediately terminate at own expenses the relation with those individuals or any individuals which are not able to pass Party A character check.

ix)	Party B is only providing gaming promotion service for Party A according to this agreement, and is not the agent of Party A; The behavior of Party B during the operating of the gaming promotion business is merely its own behavior which has no relation with Party A; If Party B, its collaborators or its employees (no matter primary or secondary employees) have cause harm or violations to any individual or right, Party B must compensate wholly to Party A on these incidents. Party A will not need to bear any direct or indirect responsibility to these incidents; Without affecting the afore stated article, should the afore stated incident caused damage to Party A, or caused any expenses to Party A (including but not limited to lawyer fee), then Party B agrees to compensate fully to Party a, and willing to forfeit all exception clauses that could have been used.

x)	Accept Party A’s supervision and monitoring.

xi)	Devote to maintain good relationship with its collaborators.

xii)	Punctually pays its collaborators the commissions and other compensations as agreed and assure the commissions and other compensations paid to its collaborators does not exceed the cap by law (should available);

xiii)	Except by law, regulation and conditions of this agreement, the report and obligation information submission, Party B have obligation to inform Party A immediately should the below situation happens:-

a)	Any sign of criminal activities within its collaborators or employees, especially tracks of facts of money laundry;

b)	Any fact which might affect the paying ability of Party B;

c)	Any situation which might affect the normal operation of Party B;

d)	Any lawsuit between Party B and (should Party B be a company) its shareholders and directors, its collaborators and primary employees; and

e)	Deception, Violence or Crime within the casino

xiv) Instantly report to Pary A any one million Macau Patacas or above debt, and submit the copy of the related documents of that debt and copy of other documents involving the pay out of that amount.

xv) Provide Party A the documents of the commercial agreements and books for the business of the designated VIP room, including the information provided by its customers and transaction records. For this, Party B shall undergo appropriate procedure to assure Party A can obtain the above mentioned documents, books, information and records, which will not cause violation of rights to any third party.

xvi) Comply with all decisions or regulations made by Party A according to this agreement without objections; and

xvii) During operation of the gaming promotion business encounter any difficulty, or any dispute with customer or third party, immediately consult Party A and listen to Party A’s suggestion, using the best method to resolve the problem as soon as possible.

Article 18	Commitments of Party A

1.	Party A commits to Party B the followings:-

i)	at its best effort to fulfill all the terms and conditions stated in the agreement and make sure the consistent availability of the agreement.

ii)	Try its best to carry out all the terms and conditions as stated in the agreement.

iii)	Try their best to carry out all the terms and conditions as stated in the agreement.

iv)	To pay the tax deducted from the reward for Party B to the government on time.

Articles 19	Amendment of the Agreement

After the agreement has been obtained between Party A and Party B to amend any terms and conditions on this agreement, the agreement can be amended. Any communications between Party A and B to confirm this amendment is deemed that these amendments are effective.

Articles 20	Breaching of Agreement

If any party has failed to complied with the terms and conditions of this agreement, the other party can claimed the breaching party to compensate all the lost due to breaching of this agreement.

Articles 21	Duration of the agreement

The expiry date of this agreement, please refer to appendix table 3.

Articles 22	Termination and Cancellation of Agreement
1.	Under the below conditions, the agreement will be terminated:
i)	At the time the agreement expired.

ii)	After comprising all the terms and conditions, the agreement can be terminated at any time with the written notice from both parties.

iii)	Party A‘s approval of agreement is rejected.

vi)	Adverse occasion happened causing both party cannot carry out the terms and conditions of the agreement and difficult to maintain the relationship between both parties (such as natural disasters, wars\...etc that are not under control.

If the agreement terminated due to the above 4 reasons, both party cannot claim the loss against each other (But exclude the responsibilities incurred by Party B when operating the junket promote gambling business before the termination of the contract or both parties have another written agreement).

2.	Include but not limited to the condition mentioned below. Party A can terminate the agreement without any compensation to Party B, and also not influence the right of Party A to claim for compensation over Party B:

i)	The death of Party B (if Party B is a natural person or belongs to joint venture), break up or through other channel to stop their business activities.

ii)	Party B or their guarantor declared that they don’t have the ability to compensate, being liquidated or applying to liquidate, applying or declaring bankrupt, or being take over by legal action of the creditor.(suitable for Party B).

3.	When one of the following occasion happen (including but not limited to), Party A can unilaterally send written notice to Party B to terminate the agreement. Such termination will not affect the right of Party A to claim for compensation over Party B and the right of Party A against this agreement:

i)	Party B’s director or member, shareholders and main employee cannot pass the conduct checking performed by Party A or cannot maintain the suitable qualification according to the relative rules.

ii)	Party B does not or unable to maintain sufficient funds for daily operation causing influence of daily operation of the VIP room.

iii)	DICJ or other related government authorities do not approve the location of the VIP rooms, cancellation of approval or instruct the Specific VIP rooms to stop operations.

vi)	Party B does not follow or breaching article 12 item 1 and 2, and any items under article 14 and 16 of this agreement.

v)	Party B breached the above item (i) to (iii) or appear the occasion outside item (iv) any items under this agreement, and according to Party A, they treat this as an severe breaching case or,

vi)	Party B breached the above item (i) to (iii) or appear the occasion outside item (iv) any items under this agreement, although it is not a severe case, (to be determined by Party A), after the written warning send from Party A to Party B, Party B still cannot make any correction or consistently breach such item or cannot perform the responsibilities of Party B.

4.	At the time of termination or cancellation of the agreement, under the conditions that Party B does not breach the agreement, Party A will make a final calculation of Party B’s gambling business, and will deduct the funds needed to be compensated by Party B to Party A. The remaining balance (if any) will compensate to Party B without interest. Party B must, within 3 days after terminations of the agreement, to pay all the funds owed to Party A.

5.	Unless otherwise stipulated, if the agreement is terminated according to the terms and conditions stated, and loss has been make to third Party Against Party B due to the termination of the agreement, all the compensation, claims or responsibilities will be borne by Party B and have no obligation against Party A.

6.	At the time of termination or cancellation of the agreement, Party B will instantly loss the operations right of the VIP room. Party B must, within 2 days after termination of the agreement, unconditionally leave the Specific VIP rooms and return all the facilities including the decoration, partition and those things that belongs to Party A(including gambling table and tools) and will compensate the loss or damaged with satisfaction of the VIP due to the evacuation of Party B to Party A.

Articles 23	Notice
1.	Unless otherwise stipulated, all the notice under this agreement is to be made out in Chinese and mail according to the following address. The date of mailing is deemed as the date of notice send to the other:

Mail to Party A : 17/F Galaxy Casino SA, Avenida da Amizade, Macau

Mail to Party B : the Specific VIP rooms as stated in this agreement, and if Party B has more than one Specific VIP rooms for gambling business, thus any one of these Specific VIP rooms can be treated as the mailing address

2.	Party A have to send written notice to Party B for any changes in address. Otherwise, the above mentioned address will be treated as the mailing address:

Articles 24	Independent of the Terms and Conditions

If some of the terms and conditions of the contract is treated to be illegal, not compliable or legally cannot carry out, such terms will be treated to exclude from the agreement. This will not affect the other terms and conditions in the agreement.

Articles 25	Applicable Rules and Right of Control
1.	This agreement is under the control of law of Macau, translation and understanding is based on the law of Macau.

2.	Court of Macau has the legal right to deal with the argument and appeal under this agreement.

Articles 26	Other Agreement

Both party have compromise the other agreement under this contract relating to Party B’s gambling business (refer to appendix 4 for the other terms and conditions)

Articles 27	Other Terms and Conditions
1.	For the agreement, unless the otherwise stipulated in the text, then:
i)	The day, month and year means the Gregorian calendar day, month and year.

ii)	Party B as stated in the contract means:

(a)	If the junket promoter is a company: the company’s junket promoter, all the shareholders, director, main staff and their agents.

(b)	If the junket promoter is the owner of a business company: The junket promoter himself, cooperator, main staff and their agents.

iii)	Law means all the laws in Macau and their legal opinion. Legal and illegal are also explained.

iv)	Person or Third party including natural person, legalized person, company, venture, legalized group or group without legalized, joint venture, business company, joint capital venture or trusted group or their agent.

2.	Unless otherwise stipulated, all the terns and conditions, tables, attachments stipulated in this agreement means the terms and conditions of this agreement. The regulations and rules or the regulations set up by Party A as stated in this agreement should include the amendment, replacement or newly added rules and regulations added to the agreement from time to time. The title of the terms is added to facilitate reading and should be neglected when explaining the agreement.

3.	In the agreement, unless otherwise stipulated, singular phrase also include the meaning of the plural phase and vice versa. The expression of single gender will include the meaning of all gender.

4.	Unless otherwise stipulated, the time means the time of Macau.

5.	This agreement covers the previous discussion, compromise and statement, but will not affect the responsibilities and right of both parties as stated in this application letter. Both parties agree that this application letters will be treated as an integral part of this agreement. If the terms and conditions as stated in the application letter are different from this agreement, the terms in the application letter will treat as the final version. But this will not affect both parties to change the terms and conditions to this application letter by written notice in a later date.

6.	This agreement is issued in triplicate, and will come into agreement after both parties has signed the contract. Party A and Party B will keep one copy and one copy will be submitted by Party A to the DICJ.

Signature

This agreement is signed under the witness in Macau by Party A and Party B dated as stated in this agreement

/s/ Michael Victor Mecca	/s/ Long Jin Chung
Party A	Party B

Appendix 1

“Party B”

Person Name / Company Name: Chung Long Jin (The holder of Macau Identity Card No.: 5055428(6) and Business Registration Certificate of Natural Person Number in Macau: 22552 (CO))

Address / Registered Office Address: Rua De Pequim No. 202A-246 Edif Macau Finance Centre 10D, Macau

License of Junket Promoters No.: 1118 issued from DICJ dated 15 December 2011. The copy is attached in this agreement

Appendix 2:

“Reserved VIP Rooms” and “Reserved Betting Table”

Reserved VIP Rooms: Galaxy Casino MFB-1 Specific VIP rooms (now named as Hung Lei VIP room)

Reserved Betting Table – assigned table number(s): 7301, 7302, 7306, 7307, 7308, 7910, 7311, 7312, 7313, 7315, 7316, 7317, 7318

Appendix 3

“Terminates Date of Agreement”

1. The agreement will be terminated at 31 December 2013.

2. The prerequisite condition of this agreement becomes valid that Party B obtained licenses of junket promoter in year 2013. This agreement become valid dated 1 Jan 2013 or Party B obtained licenses of junket promoter in year 2013 (whichever is later) and will replace the prior agreement signed by both parties.

Appendix 4

“Other Agreement”

Party A has rights to place and operate one or several electric and mobile betting machines including slot machines (hereafter refers to as betting machines) inside or outside reserved Specific VIP rooms with a proper place in anytime. Party B cannot prohibit from staff of Party A installing, inspecting, maintaining, replacing or dismantling betting machines. Moreover, Party B is not allowed to dissuade and hinder from customers using betting machines. All expenditures and tax expenditure related to betting machines will be afforded by Party A and also all received revenue related to betting machines belong to Party A. Party B does not have any objection.

Attachment 1

The Calculation of Specific Remunerations

The Rule of Calculation at Room 42.5

1.	Article 6 item 1 in this agreement related to specific remunerations of Party B is composed of the following 1 a and 1 b and the calculation method is follows:

a. Distribution

Producing gross profit from Hung Li Specific VIP rooms should be counted. Party B occupy 42.5% per month

b.             Expense allowance

Party B can receive 0.045% expense allowance of rolling chip turnover recorded per month. Using term of allowance is decided by Party A at any time.

Remark:

1.             Above mentioned 1 b, the kind of allowance of Party A give to Party B is consumption model. Party B can only use this kind of allowance on specific location in this agreement valid period. This kind of allowance will not replaced by cash, cheque, casino token or deducted the payment by Party B. Party B can not requested Party A to what kind of subsidy given. Party B can not require Party A to what kind of monthly allowance given that is the balance of monthly allowance unused for Party B. The balance of monthly allowance unused for Party B will be written off at the month end.

2.             In accordance with rule of Party A (if applicable), Party B should arrange a regular quantity of customers to check in casino hotel. Accommodation fees can be used by ferry and accommodation allowance (if applicable) to compensate.

3.             Party A will adjust calculation method of above mentioned allowance and using term of allowance depending on market demand and business operation of Party B.

2.	Distribution should be calculated as monthly basis and clearing should be cut-off at the last day of month end. This imposes cut-off at the first day of following month at 6:00 a.m. Any transaction before 6:00 a.m. is counted as last month. Except by both parties, monthly distribution should be counted independently and not involved other months.

3.	The net remuneration, monthly designated remuneration to Party B (includes all tips and distribution) less tax and deductibles allowed for Party B in this contract by Party A, shall be paid to Party B.

4.	After monthly distribution calculated, all betting deficits should be paid by Party B within 3 days.

Loan Agreement

Contractor:

1. Galaxy Casino, S.A, its office address is located at 17/F, Starwood Hotel Avendia Da Amizade, Macau (hereafter refers to as Party A).

2. Mr. Chung Long Jin, male, married, the holder of Macau Identity Card No.: 5055428(6) and Business Registration Certificate of Natural Person Number in Macau: 22552 (CO) and his office address is located at Rua De Pequim No. 202A-246 Edif Macau Finance Centre 10D, Macau (hereafter refers to as Party B).)

Whereas:

According to second paragraphs of Article 3 of Law no. 5 / 2004, qualified Junket Promoters can make a contract with Concessionaire or sub-concessionaires to carry out betting business or lottery credit business.

According to Law no. 6 / 2002, operation of betting should be applied license. It can qualified Junket Promoters can sign a contract and register in Concessionaire or sub-concessionaires.

As Party B have obtained license, Junket Promoters Agreement has been signed by Party A and Party B and this agreement has been registered.

Articles 1	Object
1.	Party A agreed to Party B to operate betting business or lottery credit business.

2.	Above mentioned operate betting business or lottery credit business is run on behalf of Party B and itself interest.

3.	Party B understood and agreed that all deficits and legal responsibility should be borne by Party B in any circumstance whatever Party B base on this agreement to operate betting and lottery credit business. Party B ensures that has legal right to operate above mentioned business and comply with each regulation and rule during operation period.

Articles 2	Credit Business

The agreement stated the lottery credit business is governed under the law 5/2004 and the instruction by Party A.

Articles 3	Effectiveness
The condition of effectiveness of this agreement is that the license of the junket promoter is valid and consistently valid. And the agreement is valid according to terms and conditions.

Articles 4	Location
Party B can only provide gambling and lottery credit business in the specific place as provided by Party A. The specific location is the specific region or Specific VIP rooms as stated in the agreement.

Articles 5	Non-Transferable
Party B cannot run any gambling or lottery credit business on behalf of Party A. All the gambling or credit lottery credit business personnel or venture business of Party B and have no relation to Party A. Party B cannot transfer the responsibility or right under this agreement to third party.

Articles 6	Confidential
1.	Except for those information that need to be broadcast according to the law or administrative regulation, Party B and (if Party B is a company) shareholders, directors, their employees or cooperator, and those staff who are employed in the major or minor duties under Party B, they must keep the fact and information retrieved from running the gambling business strictly confidential. Including but not limited to the agreement between both parties either directly or indirectly aware facts and information of contact, agreements and commitments. This confidential arrangement must be strictly followed after the staff has left the position. Party B must guarantee that all of their staff must follow this confidential agreement and be liable to the loss or harmful to Party A if the above mentioned party has breached this confidential agreement.

2.	This agreement or the related documents are strictly confidential documents. Party B can only disclose these information to third party when obtain Party A’s pre approval. If any information has to be disclosed according to the law, Party B must inform Party A by written notice without delay. Party B must make sure that this confidential arrangement must carry out for those who know the content of this agreement and the above information. Party B also needs to keep confident after the agreement is terminated.

3.	Party B has to promise, without Party A’s written approval, will not disclose to third party about mutually agreed to any kind of terms and conditions of credit facilities or agreement with Party A under this agreement.

Articles 7	Follow the law of Macau
When Party B (including the cooperator, staff etc.) running gambling or lottery credit business, no matter they are located inside or outside Macau, Party B must strictly adhere to the rule of Macau or the regulations or guideline set up by Party A at any time against gambling or lottery credit business and promise to keep the highest professional standard so as to maintain the first class reputation of Party A’s casino.

Articles 8	Validity
1.	The validity of this agreement will end at 31 Dec 2013 or when Party A and Party B signed the agreement to terminate this agreement, whichever is earlier.

4.	The pre condition for the effectiveness of this contract is that Party B has obtained the license of junket promoter in 2013. This agreement will be effective on 1 Jan 2013 or when Party B has obtained the above mentioned license (whichever is later) and will override the agreement signed by both parties before.

Articles 9	Termination of Agreement

If Party B or the cooperator or their staff or shareholders or director breached any terms or conditions of this agreement will be treated as severe case, and Party A can unilaterally terminate the agreement. For the same reason, Party A can also terminate the junket promoter agreement and all the loss will be borne by Party B.

Articles 10	Notice
1.	Unless otherwise stipulated, all the notice under this agreement is to be made out in Chinese and mail according to the following address. The date of mailing is deemed as the date of notice send to the other:

Mail to Party A : 17/F Galaxy Casino SA, Avenida da Amizade, Macau

Mail to Party B : the Specific VIP rooms as stated in this agreement, and if Party B has more than one Specific VIP rooms for gambling business, thus any one of these Specific VIP rooms can be treated as the mailing address.

2.	Party A have to send written notice to Party B for any changes in address. Otherwise, the above mentioned address will be treat as the mailing address

Article 11	Applicable Rules and court control
1.	This agreement is applied to the law in Macau.

2.	The appeal or argument arises from explaining or executing this agreement have to be handle by the court in Macau. Both parties will give up their right to apply for overseas rule or control of overseas court.